Exhibit 99.1

EVERTEC REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
ANNOUNCES 2023 OUTLOOK
SAN JUAN, PUERTO RICO – February 22, 2023 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter 2022 Highlights and Recent Highlights

•Revenue increased 4% to $161.8 million
•GAAP Net Income attributable to common shareholders was $28.7 million, or $0.44 per diluted share
•Adjusted EBITDA decreased 10% to $68.4 million
•Adjusted earnings per common share was $0.65, or a 10% decrease
•Completed the refinancing of credit facilities
Full Year 2022 Highlights

•Revenue grew 5% to $618.4 million
•GAAP Net Income attributable to common shareholders was $239.0 million, or $3.45 per diluted share
•Adjusted EBITDA decreased 9% to $269.5 million
•Adjusted earnings per common share was $2.42, or a 12% decrease
•$110 million returned to shareholders through share repurchases and dividends
•Closed the Popular Transaction which extended the main commercial agreements
•Closed two acquisitions, one in Puerto Rico and one in Latin America

Mac Schuessler, President and Chief Executive Officer stated "This was a successful year for us as we completed several milestones. We extended our main commercial agreements with our largest customer, executed on M&A with two acquisitions, refinanced our debt, aggressively repurchased stock and delivered another year of strong revenue growth. We continue to reap the benefits of the capital investments we have made over the years, both in our products and through acquisitions. Looking towards 2023, we continue to focused on finding the best ways to deploy capital to support our long-term growth strategy."

Fourth Quarter 2022 Results

Revenue. Total revenue for the quarter ended December 31, 2022 was $161.8 million, an increase of 4%, compared with $155.2 million in the prior year. Revenue in Puerto Rico reflected growth in our Merchant Acquiring and Payment Services segments as these benefited from increased transaction volumes and pricing initiatives implemented earlier in the year. Our Merchant Acquiring segment also benefited from a higher spread per transaction. ATH Movil Business continues to be a driver of growth in our Payment Services segment as was the acquisition completed in the second quarter. Latin America revenue continues to increase due to both organic growth and the revenue contribution from the BBR acquisition.
Net Income attributable to common shareholders. For the quarter ended December 31, 2022, GAAP Net Income attributable to common shareholders was $28.7 million, a decrease of $12.4 million, or $0.44 per diluted share, compared with $41.1 million or $0.56 per diluted share in the prior year. The year over year decrease reflects the impact of an increase in costs of revenues, primarily due to the new revenue sharing agreement with Banco Popular, as well as an increase in personnel costs, mainly due to increased headcount in Latin America including the added headcount from the BBR acquisition, provisions for operational losses, printing supplies and cloud services, partially offset by a decrease in professional fees. Selling, general and administrative expenses increased mainly due to an increase in personnel costs and professional fees as well as higher donations. Additionally, the current quarter reflects a loss on foreign currency remeasurement of $0.8 million compared with a gain of $1.2 million in the prior year quarter and a $1.3 million loss on extinguishment of debt resulting from the refinancing of the Company's credit facilities.

Adjusted EBITDA. For the quarter ended December 31, 2022, Adjusted EBITDA was $68.4 million, a decrease of 10% compared to the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenue) decreased approximately 660 basis points to 42.3% compared with 48.9% in the prior year. The decrease in Adjusted EBITDA and margin reflects the impact of the increased expenses discussed, the negative impact from foreign currency remeasurement and the impact from the sale of assets to Popular as part of the Popular Transaction which were of higher margin.
Adjusted Net Income. For the quarter ended December 31, 2022, Adjusted Net Income was $42.6 million, a decrease of 19% compared with $52.6 million in the prior year. Adjusted earnings per common share was $0.65, a decrease of 10% compared with $0.72 in the prior year. The decrease was driven by the lower Adjusted EBITDA and a higher adjusted tax rate in the quarter.

Full Year 2022 Results

Revenue. Total revenue for the year ended December 31, 2022 was $618.4 million, an increase of 5% compared with $589.8 million in the prior year. Revenue in Puerto Rico increased in both the Merchant Acquiring and Payment Services segments, benefiting from increased transaction volumes as well as pricing initiatives implemented during the year. Merchant Acquiring revenue also benefited from two additional months in 2022 from the expanded FirstBank relationship. Payment Services in Puerto Rico also reflected the continued growth of ATH Movil Business, revenue generated from an acquisition completed in the second quarter and revenue generated from projects completed in connection with closing the Popular Transaction. These increases were partially offset by the impact from the assets sold as part of the Popular Transaction, which impacted our Business Solutions segment by approximately $15 million, in addition to the $6.9 million one-time credit granted upon closing. Latin America revenue reflected organic growth from existing customers and the revenue contribution from the BBR acquisition.

Net Income attributable to common shareholders. For the year ended December 31, 2022, GAAP Net Income attributable to common shareholders was $239.0 million, or $3.45 per diluted share, an increase compared with $161.1 million or $2.21 per diluted share in the prior year and includes the impact of the $135.6 million gain recognized from the Popular Transaction. The results also reflect the negative impact from foreign currency remeasurement of $7.6 million for assets and liabilities denominated in US dollars in our foreign subsidiaries. Additionally, cost of revenues increased mainly driven by the revenue sharing agreement with Popular, a $4.1 million impairment loss on a multi-year software development, an increase in personnel costs, mainly due to the increased headcount discussed above, printing supplies, provisions for operational losses and cloud services. The increase in selling, general and administrative expenses was driven by an increase in personnel costs and an increase in professional fees.
Adjusted EBITDA. For the year ended December 31, 2022, Adjusted EBITDA was $269.5 million, a decrease of 9% compared to the prior year. Adjusted EBITDA margin decreased 640 basis points to 43.6% compared with 50.0% in the prior year. The decrease in Adjusted EBITDA and margin primarily reflect the negative impact from foreign currency remeasurement and the increased expenses discussed above, as well as the impact from the assets sold as part of the Popular Transaction which were of higher margin and the one-time credit granted to them upon closing in the third quarter of 2022.
Adjusted Net Income. For the year ended December 31, 2022, Adjusted Net Income was $167.6 million, a decrease of 16% compared with $199.7 million in the prior year. Adjusted earnings per common share was $2.42, a decrease of 12% compared with $2.74 in the prior year. The decrease was driven by the lower Adjusted EBITDA and a higher adjusted tax rate, which was partly impacted by the negative $7.6 million foreign currency remeasurement effect.

Stock Repurchase

During the quarter, the Company repurchased 741 thousand shares of its common stock at an average price of $32.47. For the full year 2022 the Company repurchased 2.8 million shares of its common stock at an average price of $34.37 per share for a total of $96.6 million. At December 31, 2022, the Company's share repurchase program has approximately $78 million remaining and authorized for future use. The Company may repurchase shares in the open market, through accelerated share repurchase programs, 10b5-1 plans, or in privately negotiated transactions, subject to business opportunities and other factors.

2023 Outlook

The Company's financial outlook for 2023 is as follows:

•Total consolidated revenue between $638 million and $647 million approximately 3.2% to 4.6% growth.

•Adjusted earnings per common share between $2.53 to $2.64 representing approximately 4.5% to 9.1% growth as compared to $2.42 in 2022.
•Capital expenditures are anticipated to be approximately $70 million.
•Effective tax rate of approximately 16% to 17%.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its fourth quarter and full year 2022 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 5937775. The replay will be available through Monday, March 1, 2023. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately three billion transactions annually. The Company also offers technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this release material are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the schedules to this release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share and are defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. In addition, the Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the senior secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the senior secured leverage ratio.

Adjusted Net Income is defined as net income adjusted to exclude unusual items and other adjustments.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

Adjusted Net Income is used to measure the Company's overall profitability because the Company believe better reflects the Company's comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them. Further, the Company's presentation of these measures should not be construed as an inference that the Company's future operating results will not be affected by unusual or nonrecurring items.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements, including expectations that the expanded revolving facility will provide the Company with greater flexibility to execute on its strategic imperatives with a continued focus on M&A.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular, Inc. (“Popular”) for a significant portion of its revenues pursuant to the Company’s second amended and restated Master Services Agreement ("MSA") with them, and to grow the Company’s merchant acquiring business; the Company’s ability to renew its client contracts on terms favorable to the Company, including but not limited to the current term and any extension of the MSA with Popular; the Company’s dependence on its processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on the Company’s personnel and certain third parties with whom it does business, and the risks to the Company’s business if its systems are hacked or otherwise compromised; the Company’s ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and failures in the financial services industry; the credit risk of the Company’s merchant clients, for which it may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; the Company’s dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the geographical concentration of the Company’s business in Puerto Rico, including its business with the government of Puerto Rico and its instrumentalities, which are facing severe political and fiscal challenges; additional adverse changes in the general economic conditions in Puerto Rico, whether as a result of the government’s debt crisis or otherwise, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect the Company’s customer base, general consumer spending, the Company’s cost of operations and the Company’s ability to hire and retain qualified employees; operating an international business in Latin America and the Caribbean, in jurisdictions with potential political and economic instability; the impact of foreign exchange rates on operations; the Company’s ability to protect its intellectual property rights against infringement and to defend itself against claims of infringement brought by third parties; the Company’s ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; the Company’s level of indebtedness and restrictions contained in the Company’s debt agreements, including the secured credit facilities, as well as debt that could be incurred in the future; the Company’s ability to prevent a cybersecurity attack or breach to its information security; the possibility that the Company could lose its preferential tax rate in Puerto Rico; the possibility of future catastrophic hurricanes, earthquakes and other potential natural disasters affecting the Company’s main markets in Latin America and the Caribbean; and uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate; the elimination of Popular's ownership of the Company's common stock; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to be filed with the Securities and Exchange Commission (the "SEC") on or about February 24, 2023, as any such factors may be updated from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless the Company is required to do so by law.
Investor Contact
Beatriz Brown-Sáenz

(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Consolidated Statements of Income and Comprehensive Income

	Quarter ended December 31,		Year ended December 31,
(Dollar amounts in thousands, except share data)	2022	2021	2022	2021
Revenues	$161,787	$155,237	$618,409	$589,796

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	77,377	67,984	292,621	250,164
Selling, general and administrative expenses	23,334	18,068	89,770	68,048
Depreciation and amortization	20,186	18,979	78,618	75,070
Total operating costs and expenses	120,897	105,031	461,009	393,282
Income from operations	40,890	50,206	157,400	196,514
Non-operating (expenses) income
Interest income	842	546	3,121	1,889
Interest expense	(6,530)	(5,562)	(24,772)	(22,810)
Gain on sale of a business	—	—	135,642	—
(Loss) gain on foreign currency remeasurement	(787)	1,245	(7,645)	1,897
Earnings from equity method investment	848	406	2,968	1,713
Other (expenses) income	(483)	435	1,138	2,502
Total non-operating (expenses) income	(6,110)	(2,930)	110,452	(14,809)
Income before income taxes	34,780	47,276	267,852	181,705
Income tax expense	6,072	6,088	28,983	20,562
Net income	28,708	41,188	238,869	161,143
Less: Net income (loss) attributable to non-controlling interest	—	72	(140)	13
Net income attributable to EVERTEC, Inc.’s common stockholders	28,708	41,116	239,009	161,130
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	12,700	(3,306)	12,490	(11,129)
Gain on cash flow hedges	391	4,337	19,215	11,151
Unrealized gain (loss) on change in fair value of debt securities available-for-sale	9	12	(68)	109
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$41,808	$42,159	$270,646	$161,261
Net income per common share:
Basic	$0.44	$0.57	$3.48	$2.24
Diluted	$0.44	$0.56	$3.45	$2.21
Shares used in computing net income per common share:
Basic	65,133,639	71,969,856	68,701,434	72,053,795
Diluted	65,824,242	72,983,517	69,312,717	72,870,585

EVERTEC, Inc.
Schedule 2: Unaudited Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$197,229	$266,351
Restricted cash	18,428	19,566
Accounts receivable, net	131,080	113,285
Prepaid expenses and other assets	42,392	37,148
Total current assets	389,129	436,350
Debt securities available-for-sale, at fair value	2,203	3,041
Investment in equity investee	14,661	12,054
Property and equipment, net	56,387	48,533
Operating lease right-of-use asset	15,918	21,229
Goodwill	423,392	393,318
Other intangible assets, net	200,320	213,288
Deferred tax asset	5,701	6,910
Derivative asset	7,440	—
Net investment in lease	14	107
Other long-term assets	16,578	9,926
Total assets	$1,131,743	$1,144,756
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	90,341	$74,540
Accounts payable	46,751	28,484
Contract liability	15,226	17,398
Income tax payable	9,406	7,132
Current portion of long-term debt	20,750	19,750
Short-term borrowings	20,000	—
Current portion of operating lease liability	5,936	5,580
Total current liabilities	208,410	152,884
Long-term debt	389,498	444,785
Deferred tax liability	10,111	2,369
Contract liability - long term	34,068	36,258
Operating lease liability - long-term	10,788	16,456
Derivative liability	—	13,392
Other long-term liabilities	4,120	8,344
Total liabilities	656,995	674,488
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 64,847,233 shares issued and outstanding at December 31, 2022 (December 31, 2021 - 71,969,856)	648	719
Additional paid-in capital	—	7,565
Accumulated earnings	487,349	506,051
Accumulated other comprehensive loss, net of tax	(16,486)	(48,123)
Total EVERTEC, Inc. stockholders’ equity	471,511	466,212
Non-controlling interest	3,237	4,056
Total equity	474,748	470,268
Total liabilities and equity	$1,131,743	$1,144,756

EVERTEC, Inc.
Schedule 3: Unaudited Consolidated Statements of Cash Flows

	Years ended December 31,
(In thousands)	2022	2021
Cash flows from operating activities
Net income	$238,869	$161,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,618	75,070
Amortization of debt issue costs and accretion of discount	2,238	1,877
Operating lease amortization	6,112	5,860
Loss on extinguishment of debt	1,311	—
Provision for expected credit losses and sundry losses	4,959	1,859
Deferred tax expense (benefit)	(435)	(2,826)
Share-based compensation	19,956	14,799
Gain on sale of a business	(135,642)	—
Gain from sale of assets	—	(778)
Loss on disposition of property and equipment and impairment of software	4,943	1,694
Earnings of equity method investment	(2,968)	(1,713)
Dividend received from equity method investment	2,053	1,183
Loss (gain) on valuation of foreign currency	7,645	(1,897)
(Increase) decrease in assets:
Accounts receivable	(15,571)	(18,521)
Prepaid expenses and other assets	(4,636)	4,322
Other long-term assets	(5,202)	(3,519)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	26,954	1,503
Income tax payable	1,281	(359)
Contract liability	(1,773)	(1,738)
Operating lease liabilities	(3,797)	(4,869)
Other long-term liabilities	(1,554)	(4,670)
Total adjustments	(15,508)	67,277
Net cash provided by operating activities	223,361	228,420
Cash flows from investing activities
Additions to software	(44,850)	(41,804)
Acquisitions of customer relationships	(10,607)	(14,750)
Acquisitions, net of cash acquired	(44,369)	—
Property and equipment acquired	(27,073)	(25,103)
Proceeds from sales of property and equipment	78	805
Purchase of certificates of deposit	(7,264)	—
Proceeds from maturities of available-for-sale debt securities	1,015	—
Acquisition of available-for-sale debt securities	(254)	(2,968)
Net cash used in investing activities	(133,324)	(83,820)
Cash flows from financing activities
Debt issuance costs	(7,355)	—
Proceeds from issuance of long-term debt	415,000	—
Net increase in short-term borrowings	20,000	—
Repayments of short-terms borrowings for purchase of equipment and software	(949)	(1,651)
Dividends paid	(13,773)	(14,409)
Withholding taxes paid on share-based compensation	(5,685)	(8,793)
Repurchase of common stock	(96,596)	(24,388)
Repayment of long-term debt	(467,410)	(32,044)
Net cash used in financing activities	(156,768)	(81,285)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(3,529)	1,497
Net (decrease) increase in cash, cash equivalents and restricted cash	(70,260)	64,812
Cash, cash equivalents and restricted cash at beginning of the period	285,917	221,105
Cash, cash equivalents and restricted cash at end of the period	$215,657	$285,917

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Quarter Ended December 31, 2022
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$47,803	$34,913	$40,006	$58,679	$(19,614)	$161,787
Operating costs and expenses	26,853	29,561	26,688	39,168	(1,373)	120,897
Depreciation and amortization	5,317	4,493	1,056	4,240	5,080	20,186
Non-operating income (expenses)	330	47	392	491	(1,682)	(422)
EBITDA	26,597	9,892	14,766	24,242	(14,843)	60,654
Compensation and benefits (2)	788	840	357	611	2,384	4,980
Transaction, refinancing and other fees (3)	748	145	—	—	1,846	2,739
Adjusted EBITDA	$28,133	$10,877	$15,123	$24,853	$(10,613)	$68,373

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $13.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $3.8 million from Payment Services - Latin America to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $2.8 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2022 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Quarter Ended December 31, 2021
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$41,766	$28,322	$37,157	$64,369	$(16,377)	$155,237
Operating costs and expenses	23,472	23,132	20,033	40,157	(1,763)	105,031
Depreciation and amortization	4,272	2,700	952	4,845	6,210	18,979
Non-operating income (expenses)	224	2,868	272	562	(1,840)	2,086
EBITDA	22,790	10,758	18,348	29,619	(10,244)	71,271
Compensation and benefits (2)	921	759	231	582	1,371	3,864
Transaction, refinancing and other fees (3)	—	—	—	—	763	763
Adjusted EBITDA	$23,711	$11,517	$18,579	$30,201	$(8,110)	$75,898

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $11.2 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software developments and transaction processing of $2.6 million from Payment Services- Latin America to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $2.5 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Year Ended December 31, 2022
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$178,481	$128,221	$151,085	$235,299	$(74,677)	$618,409
Operating costs and expenses	103,773	106,693	94,976	156,915	(1,348)	461,009
Depreciation and amortization	20,379	14,121	4,160	17,027	22,931	78,618
Non-operating income (expenses)	1,258	(3,318)	1,372	138,033	(5,242)	132,103
EBITDA	96,345	32,331	61,641	233,444	(55,640)	368,121
Compensation and benefits (2)	3,357	3,598	1,641	2,114	9,625	20,335
Transaction, refinancing, exit activity and other fees (3)	1,078	145	325	(134,990)	14,493	(118,949)
Adjusted EBITDA	$100,780	$36,074	$63,607	$100,568	$(31,522)	$269,507

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $49.5 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $14.5 million from Payment Services - Latin America to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $10.7 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2022 Credit Agreement, the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of dividends received, a software impairment charge and a gain from sale of assets.

	Year Ended December 31, 2021
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$155,392	$105,963	$143,965	$243,807	$(59,331)	$589,796
Operating costs and expenses	84,742	86,152	75,795	150,433	(3,840)	393,282
Depreciation and amortization	16,085	11,395	3,583	18,930	25,077	75,070
Non-operating income (expenses)	842	8,216	1,107	3,056	(7,109)	6,112
EBITDA	87,577	39,422	72,860	115,360	(37,523)	277,696
Compensation and benefits (2)	1,702	3,080	1,012	1,775	7,575	15,144
Transaction, refinancing, and other fees (3)	660	—	—	(647)	1,965	1,978
Adjusted EBITDA	$89,939	$42,502	$73,872	$116,488	$(27,983)	$294,818

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $42.4 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software sale developments of $9.2 million from Payment Services- Latin America to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $7.6 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement, an impairment charge and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A, net of dividends received, a software impairment charge and a gain from sale of assets.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Quarter ended December 31,		Year ended December 31,
(Dollar amounts in thousands, except share data)	2022	2021	2022	2021
Net income	$28,708	$41,188	$238,869	$161,143
Income tax expense	6,072	6,088	28,983	20,562
Interest expense, net	5,688	5,016	21,651	20,921
Depreciation and amortization	20,186	18,979	78,618	75,070
EBITDA	60,654	71,271	368,121	277,696
Equity income(1)	(848)	(405)	(1,121)	(395)
Compensation and benefits (2)	4,980	3,864	20,335	15,144
Transaction, refinancing and other fees (3)	3,587	1,168	(117,828)	2,373
Adjusted EBITDA	68,373	75,898	269,507	294,818
Operating depreciation and amortization (4)	(11,262)	(11,053)	(44,418)	(43,438)
Cash interest expense, net (5)	(5,876)	(4,858)	(21,008)	(19,804)
Income tax expense (6)	(8,599)	(7,268)	(36,509)	(31,684)
Non-controlling interest (7)	(24)	(106)	34	(161)
Adjusted Net Income	$42,612	$52,613	$167,606	$199,731
Net income per common share (GAAP):
Diluted	$0.44	$0.56	$3.45	$2.21
Adjusted earnings per common share (Non-GAAP):
Diluted	$0.65	$0.72	$2.42	$2.74
Shares used in computing adjusted earnings per common share:
Diluted	65,824,242	72,983,517	69,312,717	72,870,585

1)Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Dominican Republic, Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”), net of dividends received.
2)Primarily represents share-based compensation and severance payments.
3)Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses, a software impairment charge and a gain from sale of assets.
4)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition (M&A) activity.
5)Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
6)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
7)Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	Outlook 2023			2022
(Dollar amounts in millions, except per share data)	Low		High
Revenues	$638	to	$647	$618
Earnings per Share (EPS) (GAAP)	$1.89	to	$2.00	$3.45
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	0.30		0.30	(1.42)
Merger and acquisition related depreciation and amortization (2)	0.45		0.45	0.49
Non-cash interest expense (3)	0.02		0.02	0.01
Tax effect of non-gaap adjustments (4)	(0.13)		(0.13)	(0.11)
Total adjustments	0.64		0.64	(1.03)
Adjusted EPS (Non-GAAP)	$2.53	to	$2.64	$2.42
Shares used in computing adjusted earnings per common share			65.7	69.3

(1)Represents share-based compensation, the elimination of non-cash equity earnings from the Company's 19.99% equity investment in CONTADO, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(2)Represents depreciation and amortization expenses amounts generated as a result of M&A activity.
(3)Represents non-cash amortization of the debt issue costs, premium and accretion of discount.
(4)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 16% to 17%).